Press Release For immediate release
Invesco Ltd. Announces July 31, 2019
Assets Under Management

Invesco Relations Contact:    Brandon Burke    404-439-3468
Media Relations Contact:    Graham Galt    404-439-3070

Atlanta, August 12, 2019 --- Invesco Ltd. (NYSE: IVZ) today reported preliminary month-end assets under management (AUM) of $1,198.7 billion, an increase of less than 0.1%. The increase was driven by favorable market returns, higher money market AUM, non-management fee earning AUM inflows, and reinvested distributions, partially offset by foreign exchange and net long-term outflows. FX decreased AUM by $4.6 billion. Preliminary average total AUM for the quarter through July 31 were $1,202.8 billion, and preliminary average active AUM for the quarter through July 31 were $929.7 billion.

Total Assets Under Management
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2019(a)	$1,198.7	$572.9	$274.3	$64.7	$99.2	$187.6
June 30, 2019	$1,197.8	$574.6	$273.6	$64.1	$95.7	$189.8
May 31, 2019(b)	$1,159.3	$543.0	$269.0	$61.7	$96.3	$189.3
April 30, 2019	$975.2	$426.5	$223.4	$60.4	$97.4	$167.5
Active(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2019(a)	$924.3	$374.7	$217.1	$63.9	$99.2	$169.4
June 30, 2019	$927.6	$380.0	$216.8	$63.3	$95.7	$171.8
May 31, 2019(b)	$905.2	$362.1	$214.1	$60.9	$96.3	$171.8
April 30, 2019	$713.6	$237.5	$169.5	$59.6	$97.4	$149.6
Passive(c)
(in billions)	Total	Equity	Fixed Income	Balanced	Money Market	Alternatives

July 31, 2019(a)	$274.4	$198.2	$57.2	$0.8	$—	$18.2
June 30, 2019	$270.2	$194.6	$56.8	$0.8	$—	$18.0
May 31, 2019(b)	$254.1	$180.9	$54.9	$0.8	$—	$17.5
April 30, 2019	$261.6	$189.0	$53.9	$0.8	$—	$17.9

(a)	Preliminary - subject to adjustment.
(b)
AUM month-end increase of $222.3 billion resulting from the Oppenheimer Funds combination added $147.7 billion to Equity, $42.6 billion to Fixed Income, $3.7 billion to Balanced, $3.8 billion to Money Market, and $24.5 billion to Alternatives at month end. AUM acquisition value on May 24 was $224.4 billion.

(c)	Passive AUM include index-based ETF’s, UIT’s, non-fee earning leverage, foreign exchange overlays and other passive mandates. Active AUM are total AUM less passive AUM.
About Invesco Ltd.
Invesco is an independent investment management firm dedicated to delivering an investment experience that helps people get more out of life. NYSE: IVZ; www.invesco.com.
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